EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Host Hotels & Resorts, Inc., and

Host Hotels & Resorts, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333‑210809) on Form S-3 and (Nos. 333-212569, 333-171607, 333-161488, 033-66622-99, 333-75055, 333-28683-99, 333-75057, and 333-75059) on Form S-8 of Host Hotels & Resorts, Inc. and registration statement (No. 333-203127) on Form S-3 of Host Hotels & Resorts, L.P. of (i) our reports dated February 26, 2018, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (and financial statement schedule III) (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, and (ii) our report dated February 26, 2018, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (and financial statement schedule III) (collectively, the “consolidated financial statements”), which reports appear in the December 31, 2017 annual report on Form 10‑K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P.

/s/ KPMG LLP

McLean, Virginia
February 26, 2018